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As filed with the United States Securities and Exchange Commission on December 13, 2017.

Registration No. 333-221984

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARGENX SE
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Willemstraat 5
4811 AH, Breda, the Netherlands
+31 763 030 488
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System
111 8th Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tim Van Hauwermeiren argenx BVBA Industriepark Zwijnaarde 7, Building C 9052 Zwijnaarde (Ghent) Belgium +32 9 310 34 00
Michael H. Bison Edwin M. O'Connor Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Geert Verhoeven Freshfields Bruckhaus Deringer LLP Bastion Tower Place du Champ de Mars/ Marsveldplein 5 B-1050 Brussels, Belgium +32 2 504 7000	Petra Zijp NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands +31 20 717 1000	Divakar Gupta Brent B. Siler Richard C. Segal Cooley LLP 1114 Avenue of the Americas New York, NY 10036 (212) 479-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company    ☒

            If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

            † The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Ordinary Shares, nominal value of €0.10 per share	$221,375,000	$27,561.19

(1)
American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-217747). Each ADS represents one ordinary share.
(2)
Includes additional ordinary shares to be represented by ADSs that the underwriters have the option to purchase.
(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)
A registration fee of $24,043.38 was previously paid in connection with the Registration Statement. An additional $3,517.81 is paid herewith.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

 EXPLANATORY NOTE

        This Amendment No. 2 to the Registrant's Registration Statement on Form F-1 (File No. 333-221984) is being filed solely for the purpose of updating the Calculation of Registration Fee table set forth on the Registration Statement facing page, based on a proposed offering of 4,025,000 ordinary shares represented by American Depositary Shares, or ADSs, (including up to 525,000 ordinary shares represented by ADSs subject to the underwriters' option to purchase additional ADSs), pursuant to Rule 457(o) under the Securities Act of 1933, as amended. No changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Under Dutch law, members of the board of directors may be liable to the registrant for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the registrant and third parties for infringement of our Articles of Association or certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

        The liability of members of the board of directors and members of our executive management is covered by a directors' and officers' liability insurance policy. This policy contains customary limitations and exclusions, such as willful misconduct or intentional recklessness (opzet of bewuste roekeloosheid).

        Pursuant to our Articles of Association, the registrant shall indemnify any and all of its directors, officers, former directors and former officers against any and all liabilities, claims, judgments, fines and penalties incurred by them as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, brought by any party other than the registrant itself or its group companies, as defined in the Articles of Association, in relation to acts or omissions in or related to his or her capacity as our director or officer of the registrant, except in relation to claims insofar as they relate to the gaining in fact of personal profits, advantages or remuneration to which the relevant person was not legally entitled, or if the relevant person has been adjudged to be liable for willful misconduct or intentional recklessness. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

        The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant's board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7.    Recent Sales of Unregistered Securities.

        Set forth below are the sales of all securities sold by the registrant within the past three years (i.e., since January 1, 2014, up to the date of this registration statement) which were not registered under the Securities Act:

  ▪
  A stock split of 1:10 was approved by our shareholders on July 9, 2014, resulting in 4,655,970 ordinary shares with a nominal value of €0.10 per share.

  ▪
  On July 9, 2014, after the stock split described above, a capital increase took place against the freely distributable reserves. 6,134,535 new ordinary shares with a nominal value of €0.10 per share were issued to the then-original group of investors (on a pre-defined schedule which distributed proportionally more shares to the preference shareholders as compensation for giving up their preference rights).

  ▪
  On July 10, 2014, a total of 4,914,607 new ordinary shares were offered in our initial public offering on Euronext Brussels, including the ordinary shares issued pursuant to an overallotment option exercised by the underwriters of such public offering.

  ▪
  In 2015, the registrant issued 97,655 ordinary shares pursuant to the exercise of options at an aggregate exercise price of €238,278.

  ▪
  In 2016, the registrant issued 140,292 ordinary shares pursuant to the exercise of options at an aggregate exercise price of €493,828.

  ▪
  On January 22, 2016, the registrant issued 1,480,420 ordinary shares to certain investors for aggregate consideration of €15,973,732 million in cash.

  ▪
  On June 1, 2016, the registrant issued 2,703,000 ordinary shares to certain investors for aggregate consideration of €30,003,300 million in cash.

  ▪
  In 2017, up to the date of this registration statement, the registrant issued 193,562 ordinary shares pursuant to the exercise of options at an aggregate exercise price of €678,910.50.

        These sales were exempt from registration under Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Option Grants

        The table below summarizes the share options we granted to the members of our board of directors and our employees within the past three years. The grant of the options and the issuance of common shares upon the exercise of options described in the table below were or will be made pursuant to Regulation S under the Securities Act or Section 4(a)(2) of the Securities Act.

Grant Date	Number of underlying options	Exercise price per share
June 30, 2014	109,820	€2.44
September 30, 2014	194,081	€2.44
September 30, 2014	55,746	€3.95
December 18, 2014	585,250	€7.17
June 18, 2015	60,000	€11.38
June 18, 2015	56,500	€11.44
September 3, 2015	3,000	€10.34
December 15, 2015	243,400	€9.47
May 25, 2016	288,950	€11.47
June 8, 2016	60,000	€11.376
December 13, 2016	363,226	€14.13
June 20, 2017	120,536	€18.41
December 4, 2017	653,825	€21.17

Item 8.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

  (b)
  Financial Statement Schedules.

        All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 EXHIBIT INDEX

			Incorporation by Reference
Exhibit Number
		Description of Exhibit	Schedule/Form	File Number	Exhibit	File Date
1.1	**	Form of Underwriting Agreement
3.1	**	Articles of Association (English translation), as amended	Form F-1/A	333-217417	3.1	05/04/2017
3.2	**	Rules for the Board of Directors	Form F-1	333-217417	3.2	04/21/2017
4.1	**	Form of Deposit Agreement	Form F-1/A	333-217417	4.1	05/16/2017
4.2	**	Form of American Depository Receipt (included in Exhibit 4.1)
5.1	**	Opinion of Freshfields Bruckhaus Deringer LLP
10.1	**	Leases dated April 1, 2016 between argenx BVBA and Bio-Incubator Gent 2 NV	Form F-1	333-217417	10.1	04/21/2017
10.2	#**	Patent License Agreement, dated February 15, 2012, between the registrant and The Board of Regents of the University of Texas System, as amended	Form F-1	333-217417	10.2	04/21/2017
10.3	†**	Form of Indemnification Agreement between the registrant and each of its executive officers and directors	Form F-1	333-217417	10.3	04/21/2017
10.4	†**	argenx option plan and form of option agreement and notice of option grant thereunder
16.1	**	Letter from PricewaterhouseCoopers Accountants NV regarding change in the registrant's certifying accountant
21.1	**	List of Subsidiaries of the registrant
23.1	**	Consent of Deloitte Accountants B.V.
23.2	**	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page to the original filing of this Registration Statement on Form F-1)

**
Previously filed.
†
Indicates a management contract or any compensatory plan, contract or arrangement.
#
Confidential treatment has been granted by the U.S. Securities and Exchange Commission as to certain portions of this exhibit omitted and filed separately.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Breda, the Netherlands, on December 13, 2017.

ARGENX SE
By:	/s/ Tim Van Hauwermeiren
	Name:	Tim Van Hauwermeiren
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 13, 2017.

Signature	Title

/s/ Tim Van Hauwermeiren Tim Van Hauwermeiren	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Eric Castaldi Eric Castaldi	Chief Financial Officer (Principal Financial and Accounting Officer)
* Peter K.M. Verhaeghe, Ph.D.	Chairperson of the Board
* David L. Lacey, M.D.	Director
* Werner Lanthaler, Ph.D.	Director (and Vice Chairperson)
* J. Donald deBethizy, Ph.D.	Director
* Pamela Klein, M.D.	Director

Signature		Title

* A.A. Rosenberg		Director
Puglisi & Associates
By:	*	Authorized Representative in the United States
Name: Donald J. Puglisi
Title: Managing Director
*By:	/s/ Tim Van Hauwermeiren	Attorney-in-fact
Name: Tim Van Hauwermeiren

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
EXHIBIT INDEX